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                                                                 Exhibit 4.14

                                                                [EXECUTION COPY]


                           CONTINENTAL AIRLINES, INC.

                                  $155,000,000

                   Pass Through Certificates, Series 1997-2A,
                          1997-2B, 1997-2C and 1997-2D


                               PURCHASE AGREEMENT


                                                June 17, 1997


CREDIT SUISSE FIRST BOSTON CORPORATION and
MORGAN STANLEY & CO. INCORPORATED

c/o Credit Suisse First Boston Corporation
11 Madison Avenue
New York, New York 10010-3629

Ladies and Gentlemen:

            1. Introductory. Continental Airlines, Inc., a Delaware corporation (the "Company"), proposes that Wilmington Trust Company, as trustee under each of the Trusts (as hereinafter defined) (each a "Trustee"), issue and sell to Credit Suisse First Boston Corporation ("CSFBC") and Morgan Stanley & Co. Incorporated (collectively, the "Purchasers") its pass through certificates in the aggregate principal amounts set forth on Schedule I hereto and with the interest rates and final distribution dates set forth on Schedule II hereto (the "Offered Certificates") on the terms and conditions stated herein and in
Schedule III.

            The Offered Certificates will be issued under four separate Pass Through Trust Agreements, each between the Company and the relevant Trustee, each to be dated as of June 25, 1997 (collectively, the "Pass Through Trust Agreements") relating to the creation and administration of Continental Airlines Pass Through Trust 1997-2A (the "Class A Trust"), Continental Airlines Pass Through Trust 1997-2B (the "Class B Trust"), Continental Airlines Pass Through Trust 1997-2C (the "Class C Trust") and Continental Airlines Pass Through Trust
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1997-2D (the "Class D Trust", and, together with the Class A Trust, Class B
Trust and Class C Trust, the "Trusts").

            Certain amounts of interest payable on the Offered Certificates will be entitled to the benefits of separate liquidity facilities. Kredietbank N.V., acting through its New York Branch (the "Liquidity Provider"), and Wilmington Trust Company, as subordination agent and as trustee under the Intercreditor Agreement referred to hereinbelow (the "Subordination Agent"), will enter into separate revolving credit agreements with respect to each Trust (other than the Class D Trust) (each, a "Liquidity Facility") to be dated as of June 25, 1997 for the benefit of the holders of the Offered Certificates. The Liquidity Provider and the holders of the Offered Certificates will be entitled to the benefits of an Intercreditor Agreement to be dated as of June 25, 1997 (the "Intercreditor Agreement") among the Trustees, the Subordination Agent and the Liquidity Provider.

            Capitalized terms used but not defined herein have the meanings assigned to them in the Pass Through Trust Agreements, or, if not defined therein, the meanings specified in the Intercreditor Agreement or, if not defined therein, the meanings specified in the Financing Agreements (as defined in the Pass Through Trust Agreements); provided that, as used in this Agreement, the term "Operative Agreements" shall mean the Financing Agreements, the Registration Rights Agreement (as hereinafter defined), the Pass Through Trust Agreements, the Second Mortgage and the Indentures.

            The Company understands that the Purchasers propose to make an offering of the Offered Certificates on the terms, subject to the conditions and in the manner set forth in the Offering Circular (as hereinafter defined) and
Section 4 hereof, as soon as the Purchasers deem advisable after this Agreement has been executed and delivered.

            The holders of the Offered Certificates will be entitled to the benefits of an Exchange and Registration Rights Agreement, in a form reasonably satisfactory to the Purchasers (the "Registration Rights Agreement"), pursuant to which the Company will file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering the Exchange Certificates referred to in such Registration Rights Agreement (the "Exchange Certificates") or the Offered Certificates under the Securities Act of 1933, as amended (the "Securities Act").

            The parties hereto agree as follows:

            2. Representations and Warranties. (a) The Company represents and warrants to, and agrees with, the several Purchasers that:

            (i) In connection with the sale of the Offered Certificates, the Company has prepared a preliminary offering circular dated June 13, 1997 (the "Preliminary Offering Circular"), and a final offering circular dated the date of this Agreement (such final
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      offering circular, in the form first furnished to the Purchasers for use in connection with the offering of the Offered Certificates, the "Offering Circular"). The Company hereby confirms that it has authorized the use of the Preliminary Offering Circular and the Offering Circular in connection with the offer and resale of the Offered Certificates by the Purchasers. On the date of this Agreement, the Offering Circular does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Circular made in reliance upon and in conformity with information relating to any Purchaser furnished to the Company in writing by such Purchaser through CSFBC ("Purchaser Information") expressly for use therein.

            (ii) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own, lease and operate its property and to conduct its business as described in the Offering Circular; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its consolidated subsidiaries taken as a whole (a "Material Adverse Effect"). All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

            (iii) Each of Continental Micronesia, Inc., Air Micronesia, Inc. and Continental Express, Inc. (together, the "Subsidiaries") has been duly incorporated and is an existing corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority (corporate and other) to own, lease and operate its properties and conduct its business as described in the Offering Circular; each Subsidiary is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable; and except as described in the Offering Circular, each Subsidiary's capital stock owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.

            (iv) Except as described in the Offering Circular, the Company is not in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its


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      properties may be subject, except for such defaults that would not have a
      Material Adverse Effect. The execution, delivery and performance of this Agreement and the Operative Agreements to which the Company is or will be a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action of the Company and will not result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than any lien, charge or encumbrance created under any Indenture or the Second Mortgage) upon any property or assets of the Company pursuant to, any indenture, loan agreement, contract or other instrument to which the Company is a party or by which the Company may be bound or to which any of the property or assets of the Company is subject, which breach, default, lien, charge or encumbrance, individually or in the aggregate, would have a Material Adverse Effect, nor will any such execution, delivery or performance result in any violation of the provisions of the charter or by-laws of the Company or any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company.

            (v) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Company of this Agreement and the Operative Agreements to which the Company is or will be a party and for the consummation of the transactions contemplated herein and therein, except such as may be required under (A) the securities or Blue Sky laws of the various states, (B) the Securities Act, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") or rules of the National Association of Securities Dealers, Inc. in connection with the registration of the Offered Certificates under the Securities Act pursuant to the Registration Rights Agreement, (C) the Sections of Title 49 of the United States Code relating to aviation, as amended (the "Aviation Act") and filings or recordings with the Federal Aviation Administration (the "FAA") and (D) the Uniform Commercial Code as is in effect in the State of Texas and the State of Utah and filings thereunder, which filings referred to in the preceding clause (C) and this clause (D) shall have been made or obtained relating to each Aircraft on or prior to the Closing Date (except for such filings with respect to the Postponed Notes which shall have been made or obtained on or prior to the date of issuance of the Postponed Notes).

            (vi) This Agreement has been duly executed and delivered by the Company, and the other Operative Agreements to which the Company is or will be a party will be duly executed and delivered by the Company on or prior to the Closing Date or the applicable Transfer Date, as the case may be.

            (vii) The Operative Agreements to which the Company is or will be a party will constitute, when duly executed and delivered by the Company, assuming that such Operative Agreements have been duly authorized, executed and delivered by, and


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      constitute the legal, valid and binding obligations of, each other party thereto, the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except (A) as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally, (B) as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (C) that the enforceability of the Indentures and the Second Mortgage may also be limited by applicable laws which may affect the remedies provided therein but which do not affect the validity of the Indentures and the Second Mortgage or make such remedies inadequate for the practical realization of the benefits intended to be provided thereby and (D) with respect to indemnification and contribution provisions, as enforcement thereof may be limited by applicable law.

            (viii) The consolidated financial statements of the Company included in the Offering Circular, together with the related notes thereto, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise stated in the Offering Circular.

            (ix) The Company is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended, holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code, as amended, for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.

            (x) On or prior to the Closing Date, the issuance of the Offered Certificates will be duly authorized by the Trustee. When executed, authenticated, issued and delivered in the manner provided for in the Pass Through Trust Agreements and sold and paid for as provided in this Agreement, the Offered Certificates will be legally and validly issued and will be entitled to the benefits of the related Pass Through Trust Agreements.

            (xi) On or prior to the Closing Date, the issuance of the Equipment Notes to be issued under each Indenture will be duly authorized by the Company and when duly executed and delivered by the Company and duly authenticated by the related Loan Trustee in accordance with the terms of such Indenture, will be duly issued under such Indenture and will constitute the valid and binding obligations of the Company and the holders thereof will be entitled to the benefits of such Indenture.


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            (xii) Except as disclosed in the Offering Circular, the Company and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects except where the failure to have such title would not have a Material Adverse Effect; and except as disclosed in the Offering Circular, the Company and the Subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would have a Material Adverse Effect.

            (xiii) Except as disclosed in the Offering Circular, there is no action, suit or proceeding before or by any governmental agency or body or court, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties that could reasonably be expected to result in a Material Adverse Effect or that could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Operative Agreements.

            (xiv) Except as disclosed in the Offering Circular, no labor disputes with the employees of the Company or any Subsidiary exist or to the knowledge of the Company are imminent that could reasonably be expected to have a Material Adverse Effect.

            (xv) Each of the Company and the Subsidiaries has all necessary consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, to own, lease, license and use its properties and assets and to conduct its business in the manner described in the Offering Circular, except to the extent that the failure to so obtain, declare or file would not have a Material Adverse Effect.

            (xvi) The Operative Agreements to which the Company is or will be a party will, upon execution and delivery thereof, conform in all material respects to the descriptions thereof contained in the Offering Circular.

            (xvii) Except as disclosed in the Offering Circular, neither the Company nor any of the Subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances (collectively, "environmental laws"), owns or operates any real property contaminated with any substance that is subject to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim individually or in the aggregate is reasonably expected to have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim that is reasonably expected to have a Material Adverse Effect.


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            (xviii) The accountants that examined and issued an auditors report with respect to the consolidated financial statements of the Company included in the Offering Circular are independent public accountants within the meaning of the Securities Act and the regulations thereunder.

            (xix) Neither the Company nor any of the Trusts is an "investment company", or an entity "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), in each case required to register under the Investment Company Act; and, after giving effect to the offering and sale of the Offered Certificates and the application of the proceeds thereof as described in the Offering Circular, none of the Trusts will be an "investment company", or an entity "controlled" by an "investment company", as defined in the Investment Company Act, in each case required to register under the Investment Company Act.

            (xx) The Offered Certificates satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

            (xxi) Assuming the accuracy of the representations and warranties and compliance with the agreements made by the Purchasers in this Agreement, (A) the offer and sale of the Offered Certificates to the Purchasers in the manner contemplated by this Agreement and (B) any offer and sale of the Equipment Notes that may be deemed to occur by virtue of such offer and sale of the Offered Certificates will be exempt from the registration requirement of the Securities Act by reason of Section 4(2) thereof and Regulation S thereunder and, except as required under the Registration Rights Agreement, it is not necessary to qualify any of the Indentures or Pass Through Trust Agreements under the TIA in respect of any such offer or sale.

            (xxii) Neither the Company nor any of its affiliates, nor any person acting on their behalf, nor to the Company's knowledge any Trust, (A) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. Person (as such terms are defined in Regulation S under the Securities Act) the Offered Certificates or any security of the same class or series as the Offered Certificates or (B) has offered or will offer or sell the Offered Certificates (x) in the United States by means of any form of "general solicitation" or "general advertising" within the meaning of Rule 502(c) under the Securities Act or
      (y) with respect to any securities sold in reliance on Rule 903 of Regulation S under the Securities Act, by means of any "directed selling efforts" within the meaning of Rule 902(b) of Regulation S; provided, however, that for purposes of this representation the Continental Airlines Pass Through Certificates, Series 1997-1 shall not be deemed to be a security of the same class or series as the Offered Certificates. The Company has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Certificates except for this Agreement.


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            (xxiii) No appraiser providing an appraisal annexed to the Offering
      Circular (an "Appraiser") is an affiliate of the Company or, to the knowledge of the Company, has a substantial interest, direct or indirect, in the Company. To the knowledge of the Company, none of the officers and directors of any of such Appraisers are connected with the Company or any of its affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

            3. Purchase, Sale and Delivery of Offered Certificates. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and the conditions herein set forth, the Company agrees to cause the Trustees to sell to the Purchasers, and the Purchasers agree, severally and not jointly, to purchase from the Trustees, the respective principal amounts of Offered Certificates set forth opposite the names of the Purchasers in Schedule I hereto, at a purchase price of 100% of the principal amount thereof.

            The Company will cause each Trust to issue and deliver against payment of the purchase price the Offered Certificates purchased by each Purchaser hereunder and to be offered and sold by the Purchasers in reliance on Regulation S under the Securities Act (the "Regulation S Securities") in the form of one or more global securities in definitive, fully registered form without interest coupons (the "Regulation S Global Securities") which will be deposited with the related Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC, for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), and Cedel Bank societe anonyme ("Cedel"). On or prior to the 40th day after the later of the day on which the Offered Certificates are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) and the Closing Date, beneficial interests in the Regulation S Global Securities may be held only through Euroclear and Cedel. Regulation S Securities will be available only in book-entry form, except in the limited circumstances described in the Offering Circular.

            The Company will cause each Trust to issue and deliver against payment of the purchase price the Offered Certificates to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs") in reliance on Rule 144A under the Securities Act (the "144A Securities") in the form of one or more permanent global securities in definitive, fully registered form without interest coupons (the "Restricted Global Securities" and, together with the Regulation S Global Securities, the "Global Securities") which will be deposited with the related Trustee as custodian for DTC and registered in the name of a nominee of DTC for credit to the respective accounts of the Purchasers. Each Restricted Global Security shall include the legend regarding restrictions on transfer set forth under "Transfer Restrictions" in the Offering Circular. The Regulation S Securities issued by each Trust and the 144A Securities issued by each Trust shall be assigned separate CUSIP numbers.


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            Payment for the Offered Certificates issued by each Trust shall be made by the Purchasers in federal (same day) funds by official check or checks or wire transfer to an account previously designated to CSFBC by the Company at a bank acceptable to CSFBC drawn to the order of the Trustee under such Trust, at 10:00 A.M. (New York time), on June 25, 1997, or at such other time not later than seven full business days thereafter as CSFBC and the Company determine, such time being herein referred to as the "Closing Date", against delivery to the related Trustee as custodian for DTC, at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005 (or at such other location as may be agreed to by CSFBC and the Company) of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Cedel and
(ii) the Restricted Global Securities representing all of the 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the office of Milbank, Tweed, Hadley & McCloy (or at such other location as may be agreed to by CSFBC and the Company) at least 24 hours prior to the Closing Date.

            Notwithstanding the foregoing, any Offered Certificates sold by the Purchasers pursuant to Section 4(c) hereof to Institutional Accredited Investors (as hereinafter defined) who are not QIBs and are not purchasers of interests in the Regulation S Global Securities shall be issued in definitive, fully registered form without interest coupons ("Definitive Securities") and shall bear the legend relating thereto set forth under "Transfer Restrictions" in the Offering Circular, but shall be paid for in the manner set forth in the preceding paragraph. Upon transfer of Definitive Securities to a QIB or in accordance with Regulation S under the Securities Act, such Definitive Securities will be exchanged for an interest in the appropriate Global Security. Definitive Securities shall be registered in such names and in such authorized denominations as the Purchasers may request not less than two full business days in advance of the Closing Date.

            As compensation for the Purchasers' commitments, the Company will pay to CSFBC for the accounts of the Purchasers in federal (same day) funds by official check or checks the amount set forth in Schedule III hereto, as underwriting commissions and other compensation for the sale of the Offered Certificates under this Agreement, which amount shall be allocated among the Purchasers in the manner determined by CSFBC and the other Purchaser. Such payment will be made on the Closing Date simultaneously with the issuance and sale of the Offered Certificates to the Purchasers.

            4. Representations and Agreements of the Purchasers; Resale by the Purchasers.

            (a) Each Purchaser severally represents and warrants to the Company that it is an "accredited investor" within the meaning of Regulation D under the Securities Act.

            (b) Each Purchaser severally acknowledges that the Offered Certificates have not been registered under the Securities Act and may not be offered or sold within the


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
      United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Certificates and will offer and sell the Offered Certificates (i) as part of their distribution at any time only (x) to QIBs in compliance with Rule 144A under the Securities Act, (y) in the case of CSFBC or any other Purchaser authorized by CSFBC, to a limited number of Institutional Accredited Investors in accordance with subsection (c) of this Section 4 (other than the Class D Certificates) and (z) outside the United States to persons other than U.S. persons ("foreign purchasers") in accordance with Rule 903 of Regulation S under the Securities Act and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date only (x) to QIBs in compliance with Rule 144A under the Securities Act and (y) outside the United States to foreign purchasers in accordance with Rule 903 of Regulation S under the Securities Act. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Certificates, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirements of Regulation S under the Securities Act. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Certificates, other than a sale pursuant to Rule 144A under the Securities Act or to an Institutional Accredited Investor, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Certificates from it during the restricted period a confirmation or notice to substantially the following effect:

            The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date except in accordance with Rule 144A under the Securities Act. Terms used above have the meanings given to them by Regulation S.


      Terms used in this subsection (b) have the meanings given to them by Regulation S under the Securities Act.

            (c) CSFBC and any other Purchaser authorized by CSFBC may offer and sell Offered Certificates (other than the Class D Certificates) in definitive, fully registered form to a limited number of institutions, each of which is reasonably believed by the applicable Purchaser to be an "accredited investor" within the meaning of Rule 501(a)(1), (2), or (3) or
      (7) under the Securities Act or an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1), (2) or (3) under the Securities Act (each, an "Institutional Accredited Investor"); provided that each such Institutional Accredited Investor executes and delivers to such Purchaser and the Company, prior to the consummation of any sale of Offered Certificates (other than the Class D Certificates) to such Institutional Accredited Investor, an Accredited Investor Letter in substantially the form attached as Appendix III to the Offering Circular (an "Accredited Investor Letter").

            (d) Each Purchaser severally represents and agrees that: (i) it has not offered or sold and prior to the date six months after the date of issue of the Offered Certificates will not offer or sell any Offered Certificates to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Offered Certificates to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investments Advertisements) (Exemptions) Order 1996 or is person to whom such document may otherwise lawfully be issued or passed on.

            (e) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with any distributor (as that term is defined for purposes of Regulation S under the Securities Act) with respect to the distribution of the Offered Certificates except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.

            (f) Each Purchaser severally represents and agrees that neither it nor any person acting on its behalf has engaged or will engage in any form of "general solicitation" or "general advertising" within the meaning of Rule 502(c) under the Securities Act in connection with any offer or sale of Offered Certificates in the United States. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A under the Securities Act of any of the Offered Certificates, to deliver, either with the confirmation of such resale or otherwise prior to settlement of such resale, a notice to the effect that the resale of such Offered Certificates has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

            5. Certain Agreements of the Company. The Company agrees with the several Purchasers that:

            (a) The Company will advise CSFBC promptly of any proposal to amend or supplement the Offering Circular and will not effect such amendment or supplementation without CSFBC's consent, which consent will not be unreasonably withheld. If, at any time prior to the completion of the resale of the Offered Certificates by the Purchasers any event occurs as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company promptly upon obtaining knowledge thereof will notify CSFBC of each such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither CSFBC's consent to, nor the Purchasers' delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 6.

            (b) Notwithstanding any provision of paragraph (a) to the contrary, the Company's obligations under paragraph (a) shall terminate on the earlier to occur of (i) the effective date of an exchange offer registration statement or shelf registration statement with respect to the Offered Certificates filed pursuant to the Registration Rights Agreement and (ii) the date upon which the Purchasers and their affiliates cease to hold Offered Certificates acquired as part of their initial distributions; provided that the costs and expenses of performing such obligations at any time after one year from the Closing Date shall be paid by the Purchasers.

            (c) The Company will furnish to CSFBC copies of the Preliminary Offering Circular, the Offering Circular and all amendments and supplements to such documents, in each case as soon as available and in such quantities as CSFBC reasonably requests. So long as any of the Offered Certificates are Registrable Certificates (as defined in the Registration Rights Agreement), at any time when the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company will provide to any holder of such restricted securities, or to any prospective purchaser of such restricted securities designated by a holder, upon the request of such holder or prospective purchaser, any information required to be delivered to holders and prospective purchasers of the Offered Certificates pursuant to Rule 144A(d)(4) under the Securities Act. This covenant is intended to be for the benefit of the holders, and prospective purchasers designated by such holders from time to time, of such restricted securities.

            (d) The Company will arrange for the qualification of the Offered Certificates for sale under the applicable securities or "blue sky" laws of such jurisdictions in the

      United States as CSFBC reasonably designates and will continue such qualifications in effect so long as required for the resale of the Offered Certificates by the Purchasers; provided that the Company will not be required to (i) qualify as a foreign corporation or as a dealer in securities, (ii) file a general consent to service of process or (iii) subject itself to taxation in any such jurisdiction.

            (e) During the period of ten years hereafter, the Company will promptly furnish to CSFBC, upon request, and to the other Purchaser, upon request, a copy of its Annual Report on Form 10-K and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to its stockholders.

            (f) During the period of two years after the Closing Date, the Company will, upon request, furnish to CSFBC, the other Purchaser and any holder of Offered Certificates a copy of the restrictions on transfer applicable to such certificates.

            (g) During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Certificates that have been reacquired by any of them.

            (h) During the period of two years after the Closing Date (or, if shorter, the period beginning on the Closing Date and ending on the date on which there ceases to be any Registrable Certificates), the Company will not be or become an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act, or a closed-end investment company required to be registered, but not registered, under the Investment Company Act.

            (i) As between the Company and the Purchasers, the Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and distribution of the Preliminary Offering Circular, the Offering Circular and any amendments thereof or supplements thereto, (ii) the preparation, printing and distribution of this Agreement, the Operative Agreements and any Blue Sky Memorandum or Legal Investment Survey by the Purchasers' counsel, (iii) the delivery of the Offered Certificates to the Purchasers, (iv) the reasonable fees and disbursements of the counsel and accountants for the Company, (v) the expenses of qualifying the Offered Certificates under state securities laws in accordance with the provisions of paragraph (d) of this Section, including filing fees and the reasonable fees and disbursements of counsel for the Purchasers in connection therewith, (vi) to the extent the Company is so required under any Operative Agreement to which it is or becomes a party, the fees and expenses of the Loan Trustees, the Subordination Agent, the Trustees and the Liquidity Provider and the reasonable fees and disbursements of their respective counsel,
      (vii) any fees charged by rating agencies for rating the Offered

      Certificates, (viii) the reasonable fees and disbursements of counsel for the Purchasers in excess of $65,000, (ix) any fees of the National Association of Securities Dealers, Inc. ("NASD") with respect to admitting the Class D Certificates for trading in the PORTAL Market, (x) all reasonable travel, lodging and other expenses of the Purchasers and the Company's officers and employees and any other expenses in connection with attending or hosting meetings with prospective purchasers of Offered Certificates, (xi) all fees and expenses relating to appraisals of the Aircraft and (xii) all other reasonable out-of-pocket expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement.

            (j) In connection with the offering, until CSFBC shall have notified the Company and the other Purchaser of the completion of the resale of the Offered Certificates, neither the Company nor any of its affiliates has bid for or purchased or will bid for or purchase, either alone or with one or more other persons, for any account in which it or any of its affiliates has a beneficial interest any Offered Certificates; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Certificates.

            6. Conditions of the Obligations of the Purchasers. The obligations of the Purchasers to purchase and pay for the Offered Certificates will be subject to the accuracy, as of the Closing Date, of the representations and warranties on the part of the Company, to the accuracy, as of the Closing Date, of the statements of officers of the Company made in writing pursuant to the provisions of this Agreement, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

            (a) Subsequent to the date of this Agreement and prior to the Closing Date,

                  (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company's securities (except for any pass through certificates) by any "nationally recognized statistical rating organization", as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

                  (ii) there shall not have occurred any change, or any
            development involving a prospective change, in the condition (financial or otherwise) business, properties or results of operations, of the Company and its consolidated subsidiaries, taken as a whole, from that set forth in the Preliminary Offering Circular that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Offered Certificates on the terms and in the manner contemplated in the Offering Circular.

            (b) The Purchasers shall have received a letter, dated the date of this Agreement, of Ernst & Young LLP in form and substance satisfactory to the Purchasers.

            (c) On the Closing Date, the Purchasers shall have received:

                  (i) The favorable opinion, dated as of the Closing Date, of
            Hughes Hubbard & Reed LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Purchasers.

                  (ii) The favorable opinion, dated as of the Closing Date from
            Jeffery A. Smisek, Executive Vice President and General Counsel of the Company, in form and substance reasonably satisfactory to counsel for the Purchasers.

                  (iii) The favorable opinion, dated as of the Closing Date, of
            Richards, Layton & Finger, counsel for Wilmington Trust Company, individually and as Trustee and Subordination Agent, in form and substance reasonably satisfactory to counsel for the Purchasers.

                  (iv) The favorable opinion, dated as of the Closing Date, of
            White & Case, special counsel for the Liquidity Provider, in form and substance reasonably satisfactory to counsel for the Purchasers.

                  (v) The favorable opinion, dated as of the Closing Date, of the manager of the legal department of the Liquidity Provider, in form and substance reasonably satisfactory to counsel for the Purchasers.

                  (vi) The favorable opinion, dated as of the Closing Date, of
            Milbank, Tweed, Hadley & McCloy, counsel for the Purchasers, with respect to the validity of the Offered Certificates, the Offering Circular, the exemption from registration for the offer and sale of the Offered Certificates to the several Purchasers and the resales by the several Purchasers as contemplated hereby and other related matters as CSFBC may require, and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

            (d) Each of the Appraisers shall have furnished to the Purchasers a letter from such Appraiser, addressed to the Company and dated the Closing Date, confirming that such Appraiser and each of its directors and officers (i) is not an affiliate of the Company or any of its affiliates,
      (ii) does not have any substantial interest, direct or indirect, in the Company or any of its affiliates and (iii) is not connected with the Company or any of its affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

            (e) The Purchasers shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of the Company in which such officers shall state that, to the best of their knowledge after reasonable investigation, the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date as if made on the Closing Date, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to March 31, 1997 there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries taken as a whole, except as set forth in or contemplated by the Offering Circular.

            (f) The Purchasers shall have received a letter, dated the Closing Date, of Ernst & Young LLP which meets the requirements of subsection (b) of this Section, except that the specified date referred to in such subsection will be a date not more than five days prior to the Closing Date for the purposes of this subsection.

            (g) At the Closing Date, each of the Operative Agreements (other than any Indenture that may be entered into with respect to a Transfer Date occurring after the Closing Date) shall have been duly executed and delivered by each of the parties thereto; the representations and warranties of the Company contained in the Financing Agreements shall be true and correct as of the Closing Date (except to the extent that they relate solely to an earlier date in which case they shall be true and correct as of such earlier date) and the Purchasers shall have received a certificate of the President or a Vice President of the Company, dated as of the Closing Date, to such effect. The Company agrees to furnish to the Purchasers, promptly after the applicable Transfer Date, a copy of each opinion required to be delivered under the applicable Financing Agreement on such Transfer Date addressed to the Purchasers and of such other documents furnished on such Transfer Date in connection with the fulfillment of the conditions precedent therein as the Purchasers or counsel for the Purchasers may reasonably request.

            (h) At the Closing Date, the Registration Rights Agreement shall be in full force and effect.

            (i) On the Closing Date, the Offered Certificates shall be rated "AA", in the case of the Offered Certificates of the Class A Trust, "A", in the case of the Offered Certificates of the Class B Trust, "BBB-", in the case of the Offered Certificates of the Class C Trust, and "BB", in the case of the Offered Certificates of the Class D Trust, by Standard & Poor's Ratings Services; and "A1", in the case of the Offered Certificates of the Class A Trust, "A3", in the case of the Offered Certificates of the Class B Trust,

      "Baa2" in the case of the Offered Certificates of the Class C Trust, and "Ba2", in the case of the Offered Certificates of the Class D Trust, by Moody's Investors Service, Inc.

            (j) On the Closing Date, the Class D Certificates shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to trading in the PORTAL Market and to permit the Offered Certificates to be eligible for clearance and settlement through DTC.


            The Company will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. CSFBC may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.

            7. Indemnification and Contribution.

            (a) The Company agrees to indemnify and hold harmless each Purchaser, and each Person, if any, who controls such Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, such Purchaser, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any Purchaser or any such controlling of affiliated person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Circular or the Offering Circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon Purchaser Information provided expressly for use in the Preliminary Offering Circular or the Offering Circular; provided, however, that the foregoing indemnity agreement with respect to any Preliminary Offering Circular shall not inure to the benefit of any Purchaser from whom the person asserting any such losses, claims, damages or liabilities purchased Offered Certificates, or to the benefit of any person controlling such Purchaser, if a copy of the Offering Circular (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Purchaser to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Offered Certificates to such person, and if the Offering Circular (as so amended or supplemented) would have cured the defect giving rise to such losses, claims, damages or liabilities.

            (b) Each Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company within the meaning of either
      Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Purchaser but only with reference to Purchaser Information furnished expressly for use in either the Preliminary Offering Circular or the Offering Circular or any amendments or supplements thereto.

            (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either paragraph (a) or (b) above, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by CSFBC in the case of parties indemnified pursuant to paragraph (a) above and by the Company in the case of parties indemnified pursuant to paragraph (b) above. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement, unless such fees and expenses are being disputed in good faith. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            (d) To the extent the indemnification provided for in paragraph (a) or (b) of this Section 7 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Purchasers, on the other hand, from the offering of such Offered Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other hand in connection with the offering of such Offered Certificates shall be deemed to be in the same respective proportions as the net proceeds from the offering of such Offered Certificates (before deducting expenses) received by the Company and the total discounts and commissions received by the Purchasers in respect thereof bear to the aggregate offering price of such Offered Certificates. The relative fault of the Company on the one hand and of the Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Purchasers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Purchasers' respective obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of Offered Certificates they have purchased hereunder, and not joint.

            (e) The Company and the Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this
      Section 7, no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Certificates resold by it in the initial placement of such Offered Certificates were offered to investors exceeds the amount of any damages that such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The indemnity and contribution provisions contained in this Section 7 and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Purchasers or any person controlling the Purchasers or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Offered Certificates. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

            8. Default of Purchasers. If either Purchaser defaults in its obligations to purchase Offered Certificates hereunder and the aggregate principal amount of the Offered Certificates that such defaulting Purchaser agreed but failed to purchase does not exceed 10% of the total principal amount of the Offered Certificates, CSFBC may make arrangements satisfactory to the Company for the purchase of such Offered Certificates by other persons, including the other Purchaser, but if no such arrangements are made by the Closing Date, the non-defaulting Purchaser shall be obligated to purchase the Offered Certificates that such defaulting Purchaser agreed but failed to purchase. If either Purchaser so defaults and the aggregate principal amount of the Offered Certificates with respect to which such default or defaults occurs exceeds 10% of the total principal amount of the Offered Certificates and arrangements satisfactory to CSFBC and the Company for the purchase of such Offered Certificates by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 9. As used in this Agreement, the term "Purchaser" includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.

            9. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the parties to this Agreement or their officers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any party to this Agreement or any of their respective representatives, officers or directors or any controlling person and will survive delivery of and payment for the Offered Certificates. If for any reason the purchase of the Offered Certificates by the Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company and the Purchasers pursuant to Section 7 shall remain in effect. If the purchase of the Offered Certificates by the Purchasers is not consummated for any reason other than solely because of the occurrence of the termination of the Agreement pursuant to Section 8 or 10, the Company will reimburse the Purchasers for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of such Offered Certificates and comply with its obligations under Section 5(i).

            10. Termination. This Agreement shall be subject to termination by notice given by CSFBC to the Company, if (a) after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc., (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in CSFBC's judgment, is material and adverse and (b) in the case of any of the events specified in clauses (a)(i) through (iv), such event singly or together with any other such event makes it, in CSFBC's judgment, impracticable to market the Offered Certificates on the terms and in the manner contemplated in the Offering Circular.

            11. Notices. All communications hereunder will be in writing and will be mailed, delivered or sent by facsimile transmission and confirmed:

      to the Purchasers at:

      c/o Credit Suisse First Boston Corporation
      11 Madison Avenue
      New York, New York 10010-3629
      Attention: Transactions Advisory Group
      Facsimile number: (212) 325-8278

(provided, however, that any notice to a Purchaser pursuant to Section 7 will be sent by facsimile transmission, delivered or telegraphed and confirmed to such Purchaser)